Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Laufer Bridge Enterprises, Inc.

We consent to the inclusion in this Post Effective Amendment to Form S-1 (the “Registration Statement”), of our report dated February 6, 2009, relating to the balance sheet of Laufer Bridge Enterprises, Inc. as of September 30, 2008 and 2007, and the related statement of operations, stockholders’ equity, and cash flows for the fiscal years ended September 30, 2008 and 2007, appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

May 6, 2009